NEWS RELEASE

The Hartford Reports Third Quarter 2015 Net Income Of $0.90 Per Diluted Share And Core Earnings Of $0.86 Per Diluted Share

•
Third quarter 2015 core earnings* decreased 24% from third quarter 2014 principally due to lower net investment income, unfavorable prior year loss reserve development and higher catastrophe losses; third quarter 2015 core earnings per diluted share* decreased 19%

•
Third quarter 2015 net income decreased 2% from third quarter 2014, while third quarter net income per diluted share increased 5% due to the 6% decrease in weighted average diluted shares, which include the impact of the company's equity repurchases over the last year

•	Net investment income decreased 10% compared with third quarter 2014 largely due to lower limited partnership and other alternative investments income

•	Commercial Lines third quarter 2015 combined ratio before catastrophes and prior year loss reserve development* was 91.0, a 1.0 point improvement over third quarter 2014

•	Personal Lines third quarter 2015 combined ratio before catastrophes and prior year loss reserve development was 95.6, a 4.7 point deterioration over third quarter 2014

•	Book value per diluted share, excluding accumulated other comprehensive income*, was $42.99, an 8% increase from Sept. 30, 2014

HARTFORD, Conn., Oct. 26, 2015 – The Hartford (NYSE:HIG) reported core earnings of $364 million for the three months ended Sept. 30, 2015 (third quarter 2015), a 24% or $113 million decrease from core earnings of $477 million in third quarter 2014. The decrease from third quarter 2014 was principally due to several items, including a $60 million, after-tax, decrease in investment income, largely due to lower returns on limited partnerships and other alternative investments (LPs), a $31 million, after-tax, increase in unfavorable prior year loss and loss adjustment expense reserve development (PYD), and a $23 million, after-tax, increase in catastrophe losses.

“While The Hartford delivered strong underlying performance in Commercial Lines and Group Benefits, our results this quarter reflect headwinds in several areas, resulting in a decrease in core earnings,” said The Hartford's Chairman and CEO Christopher Swift. “Lower net investment income, adverse prior year development in Commercial Lines and higher catastrophes and loss costs in Personal Lines were the primary contributors to the decrease from third quarter 2014."

*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

The Hartford's President Doug Elliot noted, "Current accident year Commercial Lines results were strong this quarter with a 1.0 point improvement in the combined ratio versus last year, and Group Benefits achieved higher core earnings and a margin of 5.5%. However, Personal Lines results were down due to catastrophes that were lower than our expectations but higher than third quarter 2014, as well as increased homeowners losses and higher marketing expenses. We also experienced a slight increase in quarterly auto frequency trends, although year-to-date trends remain moderate.”

Swift concluded, "Despite the challenges this quarter, I'm pleased with several achievements, including increasing 12 month core earnings return on equity to 9.1%, growing book value per share by 8%, and increasing core earnings per diluted share for the first nine months of 2015 by 17%. We remain focused on executing our strategy and will continue to adapt while maintaining our underwriting discipline in the evolving environment, including more competitive market conditions."

Third quarter 2015 core earnings per diluted share declined 19% to $0.86 compared with $1.06 in third quarter 2014, including the effect of the 6% decrease in the company's weighted average diluted common shares outstanding over the past 12 months due to the equity repurchase program.

Third quarter 2015 net income totaled $381 million, down 2% from net income of $388 million in third quarter 2014, as the core earnings reduction was largely offset by a lower unlock charge of $33 million, after-tax, compared with $102 million, after-tax, in third quarter 2014. In addition, third quarter 2015 net income included a $60 million third quarter 2015 income tax benefit in Corporate, although that was offset by net realized capital losses of $30 million, after-tax and deferred acquisition costs (DAC), compared with net realized capital gains of $27 million, after-tax and DAC, in third quarter 2014.
Third quarter 2015 net income per diluted share was $0.90, an increase of 5% compared with net income of $0.86 per diluted share in third quarter 2014, as the 2% decrease in net income was more than offset by the benefit of the company's equity repurchase program on net income per diluted share.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change[2]
Core earnings (loss):
Commercial Lines	$216	$268	(19)%
Personal Lines	$17	$71	(76)%
P&C Other Operations	$18	$14	29%
Property & Casualty	$251	$353	(29)%
Group Benefits	$47	$38	24%
Mutual Funds	$22	$22	—%
Sub-total	$320	$413	(23)%
Talcott Resolution	$107	$122	(12)%
Corporate	$(63)	$(58)	(9)%
Core earnings	$364	$477	(24)%
Net income	$381	$388	(2)%
Weighted average diluted common shares outstanding	423.0	450.8	(6)%
Core earnings available to common shareholders per diluted share¹	$0.86	$1.06	(19)%
Net income available to common shareholders per diluted share¹	$0.90	$0.86	5%

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

COMMERCIAL LINES
Third Quarter 2015 Highlights:

•	Core earnings decreased 19% over third quarter 2014 primarily due to unfavorable PYD and lower net investment income

•	Combined ratio before catastrophes and PYD of 91.0 improved 1.0 point over third quarter 2014

•	Standard Commercial renewal written pricing increases averaged 2%

($ in millions)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
Core earnings	$216	$268	(19)%
Net income	$211	$280	(25)%
Underwriting gain*	$90	$124	(27)%
Net investment income	$208	$250	(17)%
Combined ratio	94.5	92.1	(2.4)
Catastrophes and PYD	3.5	0.2	(3.3)
Combined ratio before catastrophes and PYD	91.0	92.0	1.0
Small Commercial:
Combined ratio before catastrophes and PYD	86.8	87.5	0.7
New business premium	$131	$128	2%
Policy count retention	84%	84%	—
Middle Market:
Combined ratio before catastrophes and PYD	93.8	93.5	(0.3)
New business premium	$117	$107	9%
Policy count retention	81%	80%	1.0
Written premiums	$1,639	$1,583	4%
Standard Commercial renewal written pricing increases	2%	4%	(2.0)

Third quarter 2015 core earnings in Commercial Lines decreased $52 million, after-tax, or 19%, to $216 million, after-tax, compared with third quarter 2014 largely due to a $33 million, after-tax, decrease in net investment income and a $36 million, after-tax, increase in unfavorable PYD, which was partially offset by improved current accident year underwriting results. Net investment income, before tax, of $208 million declined by $42 million, or 17%, compared with third quarter 2014 as investment income on LPs decreased by $42 million. Unfavorable PYD in third quarter 2015 was primarily in the commercial auto liability line as a result of increased claims severity predominantly in the 2010 to 2013 accident years.

Commercial Lines underwriting gain was $90 million, before tax, in third quarter 2015 for a 94.5 combined ratio compared with a third quarter 2014 underwriting gain of $124 million, before tax, for a 92.1 combined ratio. Excluding the impact of PYD on both periods, third quarter 2015 underwriting results improved by $21 million, before tax, due to improved current accident year results, including stable catastrophe losses compared with third quarter 2014.

Third quarter 2015 combined ratio before catastrophes and PYD improved 1.0 point over third quarter 2014 to 91.0, reflecting improvement in Small Commercial and Specialty Commercial, and a slight deterioration in Middle Market. The Small Commercial combined ratio before catastrophes and PYD of 86.8 improved 0.7 point compared with third quarter 2014, driven by margin improvement in workers' compensation and lower non-catastrophe property losses. The Middle Market combined ratio before catastrophes and PYD increased 0.3 point to 93.8 compared with third quarter 2014 due to a large property loss and higher underwriting expenses, which were mostly offset by improved workers' compensation and general liability underwriting results. Specialty Commercial combined ratio before catastrophes and PYD improved 6.0 points to 99.1 due to margin improvement in Financial Products and Bond.

Third quarter 2015 written premiums in Commercial Lines grew 4% over third quarter 2014 to $1,639 million, reflecting renewal written price increases and strong retention in Small Commercial and Middle Market, which together comprise about 86% of Commercial Lines written premiums. Third quarter 2015 renewal written price increases averaged 2% in Standard Commercial, resulting from a 3% increase in Small Commercial and a 1% increase in Middle Market, exclusive of specialty programs and livestock. Policy count retention remained strong in both businesses at 84% in Small Commercial and 81% in Middle Market, stable or slightly improved compared with second quarter 2015 and third quarter 2014.

PERSONAL LINES
Third Quarter 2015 Highlights:

•	Combined ratio before catastrophes and PYD of 95.6 increased 4.7 points over third quarter 2014

•	Automobile combined ratio before catastrophes and PYD deteriorated 4.6 points compared with third quarter 2014 due to higher liability and physical damage frequency and increased marketing expenses

•	Homeowners combined ratio before catastrophes and PYD increased 4.8 points compared with third quarter 2014 due to increased non-weather related claims

($ in millions)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
Core earnings	$17	$71	(76)%
Net income	$19	$73	(74)%
Underwriting gain (loss)	$(11)	$71	NM
Net investment income	$29	$33	(12)%
Combined ratio	101.1	92.6	(8.5)
Catastrophes and PYD	5.6	1.7	(3.9)
Combined ratio before catastrophes and PYD	95.6	90.9	(4.7)
Automobile	101.6	97.0	(4.6)
Homeowners	82.4	77.6	(4.8)
Written premiums	$1,034	$1,019	1%

Third quarter 2015 core earnings in Personal Lines were $17 million, a $54 million decrease from $71 million in third quarter 2014 as a result of higher losses due to both catastrophes and non-catastrophes losses as well as higher marketing expenses in the direct channel. Third quarter 2015 catastrophe losses increased to $68 million, before tax, including two large California wildfires, compared with $32 million, before tax, in third quarter 2014.

Personal Lines underwriting loss totaled $11 million, before tax, for a combined ratio of 101.1 in third quarter 2015 compared with third quarter 2014 underwriting gain of $71 million for a combined ratio of 92.6. Although catastrophe losses were higher than third quarter 2014, PYD was relatively flat between the two periods, totaling a favorable $14 million, before tax, in third quarter 2015 compared with favorable $15 million, before tax, in third quarter 2014. In total, catastrophes and PYD added 5.6 points to the third quarter 2015 combined ratio versus 1.7 points in third quarter 2014.

Third quarter 2015 combined ratio before catastrophes and PYD was 95.6, an increase of 4.7 points compared with third quarter 2014 due to higher automobile liability and physical damage frequency, elevated non-weather related homeowners claims and higher marketing expenses. The automobile combined ratio before catastrophes and PYD rose from 97.0 in third quarter 2014 to 101.6 in third quarter 2015. The increase in automobile frequency, which emerged during third quarter 2015, is likely correlated to stronger economic trends, including higher miles driven. The homeowners combined ratio before catastrophes and PYD increased from 77.6 in third quarter 2014 to 82.4 in third quarter 2015, primarily due to fire and water-related claims that were partially offset by lower weather-related claims.

Third quarter 2015 Personal Lines written premiums rose 1% over third quarter 2014 reflecting relatively stable premium retention and automobile new business growth in AARP Direct and AARP Agency, partially offset by lower premium in Other Agency. Premium retention was relatively stable with second quarter 2015 and third quarter 2014 at 87% for automobile and 90% for homeowners. Total automobile new business premium increased 3%, while homeowners declined 15% compared with third quarter 2014. Renewal written price increases in third quarter 2015 averaged 6% in automobile and 8% in homeowners, consistent with the past several quarters.

GROUP BENEFITS
Third Quarter 2015 Highlights:

•	Core earnings of $47 million increased 24% over third quarter 2014 principally due to improved group disability results

•	Core earnings margin* increased to 5.5% from 4.5% in third quarter 2014

•	Fully insured ongoing premiums grew 3% over third quarter 2014, excluding Association-Financial Institutions

($ in millions)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
Core earnings	$47	$38	24%
Net income	$42	$37	14%
Fully insured ongoing premiums, excluding A-FI1	$751	$731	3%
Loss ratio, excluding A-FI	76.8%	78.3%	1.5
Expense ratio, excluding A-FI	26.8%	27.6%	0.8
Net investment income	$91	$93	(2%)
Core earnings margin*	5.5%	4.5%	1.0

[1]	Fully insured ongoing premiums exclude buyout premiums and premium equivalents; excludes A-FI premiums of $0 million and $7 million in third quarter 2015 and 2014, respectively.

Third quarter 2015 core earnings in Group Benefits rose $9 million, after-tax, to $47 million, a 24% increase from $38 million in third quarter 2014, primarily due to improved group disability results and lower expenses. As a result, the core earnings margin increased to 5.5% in third quarter 2015 from 4.5% in third quarter 2014.

Third quarter 2015 total loss ratio was 76.8%, an improvement of 1.5 points compared with third quarter 2014, excluding the impact of the Association-Financial Institutions (A-FI) book. The A-FI book, which was in the group life line, was fully run off as of Dec. 31, 2014 and does not impact 2015 results, although it did affect group life loss ratio and Group Benefits expense ratios in 2014. The loss ratio improvement in third quarter 2015 consisted of a 4.8 point improvement in group disability, partially offset by a 0.5 point deterioration in group life, excluding A-FI. Compared with third quarter 2014, the improvement in group disability results includes the benefit of rate increases and good incidence experience and recovery trends, while the increase in group life was due to slightly less favorable mortality. The expense ratio, excluding A-FI, improved 0.8 point compared with third quarter 2014 to 26.8% in third quarter 2015.

Third quarter 2015 fully insured ongoing premiums were $751 million, up 3%, excluding A-FI, from third quarter 2014, reflecting increased sales, strong persistency and improved pricing. Group life premiums, which comprise 48% of segment premiums, rose 5% from third quarter 2014, excluding A-FI, while group disability premiums, which comprise approximately 46%, were essentially flat. Third quarter 2015 fully insured ongoing sales rose 7% over third quarter 2014 to $61 million, reflecting sales growth for group life of 27% to $33 million, partially offset by an 8% decline in group disability sales.

MUTUAL FUNDS
Third Quarter 2015 Highlights:

•	Core earnings of $22 million were stable with third quarter 2014

•	Mutual Fund net flows, which exclude Talcott Resolution assets under management (AUM), were $0.3 billion in the quarter and $1.1 billion year-to-date in 2015

•	Solid overall fund performance, with 54%, 60% and 58% of Hartford Mutual Funds outperforming peers on a 1-, 3- and 5-year basis, respectively[1]

($ in millions)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
Core earnings	$22	$22	—%
Net income	$22	$22	—%
Mutual Fund sales	$4,192	$3,753	12%
Mutual Fund net flows	$307	$93	NM
Mutual Fund AUM	$71,545	$73,295	(2%)
Talcott AUM	$17,498	$22,867	(23)%
Total Mutual Funds segment AUM	$89,043	$96,162	(7)%

Third quarter 2015 core earnings in Mutual Funds were $22 million, stable with third quarter 2014, as decreased fee income was offset by lower distribution and other operating expenses.

Total AUM for the segment declined 7% due to market depreciation combined with the continued runoff of Talcott Resolution AUM. Talcott Resolution AUM decreased 23% over the past twelve months to $17.5 billion due to continued runoff and the planned asset transfer of $2.0 billion to Hartford Investment Management Company in 4Q14. Mutual Fund AUM decreased to $71.5 billion from $73.3 billion due to lower market levels in the quarter partially offset by positive net flows during the last twelve months. During the quarter, Mutual Fund net flows were $307 million, benefiting from higher sales compared with third quarter 2014. Overall Mutual Fund performance remained solid, with 54%, 60% and 58% of funds outperforming peers on a 1-, 3- and 5-year basis, respectively.

[1]	Hartford Mutual Funds only on Morningstar net of fee basis

TALCOTT RESOLUTION

($ in millions)	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
Core earnings	$107	$122	(12)%
Net income	$74	$28	164%
Variable annuity contract count (in thousands)	618	694	(11)%
Fixed annuity and other contract count (in thousands)	130	143	(9)%

Third quarter 2015 core earnings in Talcott Resolution were $107 million, a $15 million, or 12%, decrease from third quarter 2014, due to lower net investment income, including lower income on LPs, and lower fees due to the continued runoff of the annuity business, partially offset by lower expenses. Investment income on LPs totaled $9 million, before tax, in third quarter 2015 compared with $45 million, before tax, in third quarter 2014, although the decrease was partially offset by higher income on fixed maturities from make-whole premiums and other non-routine items.

Variable annuity (VA) and fixed annuity contract counts as of Sept. 30, 2015 declined 3% and 3%, respectively, from June 30, 2015 and 11% and 9%, respectively, from Sept. 30, 2014. The decline in contract counts during the third quarter 2015 reflects normal surrender activity for VA contracts and an increase in fixed annuity surrender activity as a result of a contractholder initiative launched in June 2015. The decline in contract counts since Sept. 30, 2014 includes normal surrender activity and the impact of the company's contractholder initiatives in both VA and fixed annuity over the past twelve months.

INVESTMENTS

($ in millions)	Three Months Ended
Amounts presented before tax	Sept 30 2015	Sept 30 2014	Change
Total investments	$74,405	$76,231	(2)%
Net investment income on LPs	$22	$100	(78)%
Net investment income	$730	$810	(10)%
Net impairment losses, including mortgage loan loss reserves	$(39)	$(14)	179%
Annualized investment yield[1]	4.1%	4.5%	(0.4)
Annualized investment yield on LPs	2.9%	14.4%	(11.5)
Annualized investment yield, excluding LPs	4.2%	4.1%	0.1

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement collateral, if any, and derivatives book value.

Third quarter 2015 net investment income totaled $730 million, before tax, a 10% decrease from third quarter 2014 reflecting lower investment income on LPs. Investment income on LPs decreased in third quarter 2015 to $22 million, before tax, from $100 million, before tax, in third quarter 2014, largely due to losses on hedge funds and real estate partnerships, while income on private equity partnerships was comparable to third quarter 2014.

Excluding the impact of LPs, net investment income was essentially flat compared with third quarter 2014 due to a decrease in invested asset levels resulting from the runoff of Talcott Resolution, largely offset by income from higher non-routine items, including make-whole payments on fixed maturities and prepayment penalties on mortgage loans. New money yields averaged 3.7% in third quarter 2015 versus 3.2% in third quarter 2014, which was especially low due to the reinvestment of the proceeds from the sale of the Japan annuity business in short-term maturities.

Third quarter 2015 annualized investment yield declined to 4.1%, before tax, from 4.5%, before tax, in third quarter 2014 due to lower income from LPs. Third quarter 2015 annualized investment yield on LPs decreased to 2.9%, before tax, compared with 14.4%, before tax, in third quarter 2014. Third quarter 2015 annualized investment yield excluding LPs of 4.2%, before tax, was slightly higher than the 4.1% annualized yield in both second quarter 2015 and third quarter 2014. Excluding LPs and non-routine items such as make-whole payments, annualized investment yield was 3.9%, down from 4.0% in third quarter 2014.

The credit performance of the company's portfolio remained strong in third quarter 2015, although impairment losses increased compared to the prior year, which were especially favorable. Net impairment losses, including changes in mortgage loan loss reserves, in third quarter 2015 totaled $39 million, before tax, compared with $14 million, before tax, in third quarter 2014. The increase in net impairment losses primarily reflects impairments on securities the company intends to sell.

The carrying value of total investments declined to $74.4 billion at Sept. 30, 2015 compared with $76.2 billion at Sept. 30, 2014. The decline in total investments reflects stable invested assets in the P&C and Group Benefits businesses, offset by the impact in Corporate assets of the company's capital management plans over the past 12 months and by a 6% decrease in invested assets in Talcott Resolution due to the continued run-off of the annuity blocks and the $1.0 billion in dividends paid out Talcott Resolution during 2015.

STOCKHOLDERS’ EQUITY

($ in millions)	As of
	Sept 30 2015	Dec 31 2014	Change
Stockholders' equity	$18,204	$18,720	(3)%
Stockholders' equity (ex. AOCI)	$18,064	$17,792	2%
Book value per diluted share	$43.32	$42.84	1%
Book value per diluted share (ex. AOCI)	$42.99	$40.71	6%
Weighted average common shares outstanding	413.8	429.6	(4)%
Weighted average diluted common shares outstanding	423.0	442.6	(4)%

The Hartford’s stockholders’ equity was $18.2 billion as of Sept. 30, 2015, a 3% decrease from $18.7 billion as of Dec. 31, 2014. The decrease was primarily due to decreased accumulated other comprehensive income (AOCI) of $788 million from Dec. 31, 2014 and the impact of common share repurchases of $800 million and common dividends of $237 million during the first nine months of 2015, partially offset by net income of $1,261 million for the first nine months of 2015. Excluding AOCI, stockholders' equity was $18.1 billion as of Sept. 30, 2015, a 2% increase compared with Dec. 31, 2014.

Weighted average common shares outstanding decreased by 4% since Dec. 31, 2014 to 413.8 million at Sept. 30, 2015. The decrease in weighted average common shares outstanding was largely the result of the company's repurchase of 18.6 million common shares for $800 million, at an average price of $42.97 per share. Weighted average diluted common shares outstanding as of Sept. 30, 2015 decreased 4% from Dec. 31, 2014 to 423.0 million.

Under the current capital management plan, the company has $4.375 billion of equity repurchase authorization for the period Jan. 1, 2014 through Dec. 31, 2016. As of October 23, 2015, the company has spent $2.690 billion for equity repurchases under this program, including $94 million since Sept. 30, 2015, leaving approximately $1.7 billion for equity repurchases through Dec. 31, 2016.

Book value per diluted common share was $43.32 as of Sept. 30, 2015, up 1% compared with Dec. 31, 2014, as the 3% decline in stockholders' equity was offset by the impact of share repurchases on weighted average diluted common shares outstanding. Excluding AOCI, book value per diluted common share rose 6% to $42.99 as of Sept. 30, 2015 from $40.71 as of Dec. 31, 2014. The increase in book value per diluted common share, excluding AOCI, was due to a 2% increase in stockholders' equity, excluding AOCI, and a 4% reduction in weighted average diluted common shares outstanding.

CONFERENCE CALL
The Hartford will discuss its third quarter 2015 financial results in a webcast on Tuesday, Oct. 27, 2015, at 9 a.m. EDT. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Quarterly Report on Form 10-Q, the Investor Financial Supplement for Sept. 30, 2015, and the Third Quarter 2015 Financial Results Presentation, all of which are available at http://ir.thehartford.com.
ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford uses its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2015
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,625	$752	$—	$27	$—	$3,404
Fee income	—	17	182	248	1	448
Net investment income	267	91	—	367	5	730
Other revenues	24	—	—	—	—	24
Net realized capital gains (losses)	(16)	(6)	—	(19)	(3)	(44)
Total revenues	2,900	854	182	623	3	4,562
Benefits, losses, and loss adjustment expenses	1,747	591	—	372	—	2,710
Amortization of deferred policy acquisition costs	329	8	5	92	—	434
Insurance operating costs and other expenses	494	198	143	123	9	967
Interest expense	—	—	—	—	88	88
Net reinsurance gain on dispositions	—	—	—	(20)	—	(20)
Restructuring and other costs	—	—	—	—	4	4
Total benefits and expenses	2,570	797	148	567	101	4,183
Income (loss) from continuing operations, before income taxes	330	57	34	56	(98)	379
Income tax expense (benefit)	91	15	12	(16)	(95)	7
Income (loss) from continuing operations, after tax	239	42	22	72	(3)	372
Income from discontinued operations, after-tax	7	—	—	2	—	9
Net income (loss)	246	42	22	74	(3)	381
Less: Unlock charge, after-tax	—	—	—	(33)	—	(33)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(12)	(5)	—	(15)	2	(30)
Less: Restructuring and other costs, after-tax	—	—	—	—	(2)	(2)
Less: Net reinsurance gain on dispositions, after-tax	—	—	—	13	—	13
Less: Income tax benefit from reduction in valuation allowance	—	—	—	—	60	60
Less: Income from discontinued operations, after-tax	7	—	—	2	—	9
Core earnings (losses)	$251	$47	$22	$107	$(63)	$364

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,639	$1,034	$1	$2,674
Change in unearned premium reserve	(8)	57	—	49
Earned premiums	1,647	977	1	2,625
Losses and loss adjustment expenses
Current accident year before catastrophes	952	682	—	1,634
Current accident year catastrophes	8	68	—	76
Prior year development	50	(14)	1	37
Total losses and loss adjustment expenses	1,010	736	1	1,747
Amortization of DAC	239	90	—	329
Underwriting expenses	304	162	8	474
Dividends to policyholders	4	—	—	4
Underwriting gain (loss)	90	(11)	(8)	71
Net investment income	208	29	30	267
Net realized capital gains (losses)	(18)	4	(2)	(16)
Net servicing and other income	7	(1)	2	8
Income from continuing operations before income taxes	287	21	22	330
Income tax expense	83	2	6	91
Income from continuing operations, after-tax	204	19	16	239
Income from discontinued operations, after-tax	7	—	—	7
Net income	211	19	16	246
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(12)	2	(2)	(12)
Less: Income from discontinued operations, after-tax	7	—	—	7
Core earnings	$216	$17	$18	$251

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2014
($ in millions)
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,542	$738	$—	$57	$—	$3,337
Fee income	—	15	185	322	2	524
Net investment income	316	93	—	396	5	810
Other revenues	29	—	—	—	—	29
Net realized capital gains (losses)	24	(3)	—	37	11	69
Total revenues	2,911	843	185	812	18	4,769
Benefits, losses, and loss adjustment expenses	1,600	584	—	440	—	2,624
Amortization of deferred policy acquisition costs	318	8	6	248	—	580
Insurance operating costs and other expenses	472	205	143	130	4	954
Interest expense	—	—	—	—	93	93
Restructuring and other costs	—	—	—	—	22	22
Total benefits and expenses	2,390	797	149	818	119	4,273
Income (loss) from continuing operations before income taxes	521	46	36	(6)	(101)	496
Income tax expense (benefit)	154	9	14	(34)	(35)	108
Income (loss) from continuing operations, after tax	367	37	22	28	(66)	388
Net income (loss)	367	37	22	28	(66)	388
Less: Unlock charge, after-tax	—	—	—	(102)	—	(102)
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	14	(1)	—	8	6	27
Less: Restructuring and other costs, after-tax	—	—	—	—	(14)	(14)
Core earnings (losses)	$353	$38	$22	$122	$(58)	$477

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2014
($ in millions)
	Commercial Lines	Personal Lines	P&C Other	Property & Casualty
Written premiums	$1,583	$1,019	$1	$2,603
Change in unearned premium reserve	5	55	1	61
Earned premiums	1,578	964	—	2,542
Losses and loss adjustment expenses
Current accident year before catastrophes	931	639	—	1,570
Current accident year catastrophes	8	32	—	40
Prior year development	(5)	(15)	10	(10)
Total losses and loss adjustment expenses	934	656	10	1,600
Amortization of DAC	230	88	—	318
Underwriting expenses	286	149	8	443
Dividends to policyholders	4	—	—	4
Underwriting gain (loss)	124	71	(18)	177
Net investment income	250	33	33	316
Net realized capital gains (losses)	18	4	2	24
Net servicing and other income (expense)	4	(1)	1	4
Income from continuing operations before income taxes	396	107	18	521
Income tax expense	116	34	4	154
Net income	280	73	14	367
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	12	2	—	14
Core earnings (losses)	$268	$71	$14	$353

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2015, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Sept 30 2015	Dec 31 2014	Change
Book value per diluted common share, including AOCI	$43.32	$42.84	1%
Less: Per diluted share impact of AOCI	$0.33	$2.13	(85)%
Book value per diluted common share, excluding AOCI	$42.99	$40.71	6%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the

Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended Sept. 30, 2015 and 2014, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Sept. 30, 2015.
Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended Sept. 30, 2015 and 2014 is provided in the table below.

	Three Months Ended
	Sept 30 2015	Sept 30 2014	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Core earnings available to common shareholders	$0.86	$1.06	(19)%
Add: Unlock charge, after-tax	(0.08)	(0.23)	65%
Add: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(0.07)	0.06	NM
Add: Restructuring and other costs, after-tax	—	(0.03)	NM
Add: Net reinsurance gain on dispositions, after-tax	0.03	—	NM
Add: Income tax benefit from reduction in valuation allowance	0.14	—	NM
Add: Income from discontinued operations, after-tax	0.02	—	NM
Net income (loss) available to common shareholders	$0.90	$0.86	5%

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Sept. 30, 2015 and 2014, is set forth below.

	Three Months Ended Sept 30,
Margin	2015	2014	Change
Net income margin	4.9%	4.4%	0.5
Less: Effect of net capital realized gains (losses), net of tax on after-tax margin	(0.6)%	(0.1)%	(0.5)
Core earnings margin	5.5%	4.5%	1.0

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Sept. 30, 2015 and 2014, is set forth below.

	Three Months Ended
	Sept 30 2015	Sept 30 2014
Commercial Lines
Net income	$211	$280
Less: Income from discontinued operations	7	—
Add: Income tax expense	83	116
Less: Other income (expense)	1	(1)
Less: Net realized capital gains (losses)	(18)	18
Less: Net investment income	208	250
Less: Net servicing income	6	5
Underwriting gain	$90	$124

Personal Lines
Net income	$19	$73
Add: Income tax expense	2	34
Less: Other expenses	(1)	(3)
Less: Net realized capital gains	4	4
Less: Net investment income	29	33
Less: Net servicing income	—	2
Underwriting gain (loss)	$(11)	$71

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD for individual reporting segments can be found in this press release under the headings Commercial Lines and Personal Lines.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, commodities prices and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the Company’s financial instruments that could result in changes to investment valuations; the difficulty in predicting the Company’s potential exposure for asbestos and environmental claims; the subjective determinations that underlie the Company’s evaluation of other-than-temporary impairments on available-for-sale securities; the impact on our statutory capital of various factors, including many that are outside the Company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including reinsurers, sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the uncertain effects of emerging claim and coverage issues; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; technology innovations, such as telematics and other usage-based methods of determining premiums, auto technology advancements that improve driver safety and technologies that facilitate ride or home sharing, that may alter demand for the Company’s products, impact the frequency or severity of losses and/or impact the way the Company markets, distributes and underwrites its products; the possible occurrence of terrorist attacks and the Company’s ability to contain its exposure, including limitations on coverage from the federal government under applicable reinsurance terrorism laws; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; the impact of potential changes in accounting principles and related financial reporting requirements; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; actions by our competitors, many of which are larger or have greater financial resources than we do; the Company’s ability to market, distribute and provide investment advisory services in relation to our products through current and future distribution channels and advisory firms; the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the Company; the potential for difficulties arising from outsourcing and similar third-party relationships; the Company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.